Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to Aware, if publicly disclosed. Double asterisks denote omissions.

Aware, Inc. Q4 2019 Executive Bonus Plan

Aware, Inc. (the “Company”) executives, Robert Eckel, President & Chief Executive Officer, Kevin Russell, Chief Legal & Administrative Officer, Robert Mungovan, Chief Commercial Officer and David Martin, Chief Financial Officer (the “Participants”) will be eligible to receive bonuses based upon the achievement by the Company of certain financial goals and the achievement of certain operational goals by each Participant as determined by the Compensation Committee of the Company’s Board of Directors. 70% of the bonus will be paid for achieving certain Company financial goals and 30% of the bonus will be paid for achieving certain operational goals. The Aware, Inc. Q4 2019 Executive Bonus Plan supersedes and replaces the Aware, Inc. 2019 Executive Bonus Plan approved by the Compensation Committee of the Company on March 26, 2019 for Kevin Russell and David Martin.

The amount of the potential bonus that could be earned by the Participants is as follows: Robert Eckel up to $55,000.00; Kevin Russell up to $36,666.67; Robert Mungovan up to $50,416.67 and David Martin up to $25,666.67.

Financial Goals (70% of Total Potential Bonus)

The financial goal is common for all Participants. The bonus for the financial goal is based upon the achievement of certain Company Q4 2019 revenue targets (“Q4 Revenue”) determined by the Compensation Committee of the Company’s Board of Directors.

The amount of the bonus earned by a Participant will depend upon the Company’s actual Q4 2019 Revenue, as compared to the Q4 2019 Target Revenue goal. The following tables will be used to determine the applicable bonuses for the achievement of financial goals:

Robert Eckel

Actual Q4 Revenue as a % of 2019 Q4 Plan Revenue Goal	Bonus Amount-Q4 Revenue
Less than 85% of Q4 2019 Plan Revenue Goal	$0
85% of Q4 2019 Plan Revenue Goal	$13,125.00
95% of Q4 2019 Plan Revenue Goal	$22,312.50
100% of Q4 2019 Plan Revenue Goal	$26,250.00
125% or more of Q4 2019 Plan Revenue Goal	$43,750.00

Kevin Russell

Actual Q4 Revenue as a % of 2019 Q4 Plan Revenue Goal	Bonus Amount-Q4 Revenue
Less than 85% of Q4 2019 Plan Revenue Goal	$0
85% of Q4 2019 Plan Revenue Goal	$8,750.00
95% of Q4 2019 Plan Revenue Goal	$14,875.00
100% of Q4 2019 Plan Revenue Goal	$17,500.00
125% or more of Q4 2019 Plan Revenue Goal	$29,166.67

Robert Mungovan

Actual Q4 Revenue as a % of 2019 Q4 Plan Revenue Goal	Bonus Amount-Q4 Revenue
Less than 85% of Q4 2019 Plan Revenue Goal	$0
85% of Q4 2019 Plan Revenue Goal	$12,031.25
95% of Q4 2019 Plan Revenue Goal	$20,453.13
100% of Q4 2019 Plan Revenue Goal	$24,062.50
125% or more of Q4 2019 Plan Revenue Goal	$40,104.17

David Martin

Actual Q4 Revenue as a % of 2019 Q4 Plan Revenue Goal	Bonus Amount-Q4 Revenue
Less than 85% of Q4 2019 Plan Revenue Goal	$0
85% of Q4 2019 Plan Revenue Goal	$6,125.00
95% of Q4 2019 Plan Revenue Goal	$10,912.50
100% of Q4 2019 Plan Revenue Goal	$12,250.00
125% or more of Q4 2019 Plan Revenue Goal	$20,416.67

The amount of bonus payable with respect to the bonus for achievement of the financial goals will be subject to linear interpolation to reflect actual Q4 2019 Revenue between the Q4 2019 Target Revenue Goal and 85% of Q4 2019 Target Revenue Goal or between 95% of Q4 2019 Target Revenue Goal and 125% of Q4 2019 Target Revenue Goal.

Operational Goals (30% of Total Potential Bonus)

Operational Goals are specific to each Participant.

Robert Eckel (Operational goal bonus eligibility up to $11,250)

•	Optimize organizational structure and streamline for growth (25%)
•	Complete [**] to support growth strategy (25%)
•	Complete and present Strategic Plan to BOD with acceptance (50%)

Kevin Russell (Operational goal bonus eligibility up to $7,500)

•	Complete review, evaluation, restructuring and implementation of Company commercial terms & contract offerings (50%)
•	Complete review, evaluation and implementation of new forecasting models for products (25%)
•	Complete and present Strategic Plan to BOD with acceptance (25%)

Robert Mungovan (Operational goal bonus eligibility up to $10,312.50)

•	[**] (25%)
•	[**] (25%)
•	[**] (25%)
•	Complete and present Strategic Plan to BOD with acceptance (25%)

David Martin (Operational goal bonus eligibility up to $5,250)

•	Review, evaluate and restructure financial operations and controls resulting from executive level changes and Strategic Plan initiatives (50%)
•	Complete and present 2020 Financial Plan to BOD with acceptance (50%)

Bonus payouts, to the extent earned, will be paid approximately 45 days following the end of the 2019 fiscal year. All bonus payouts are subject to statutory deductions and are taxable at the time of payment. In the event that Mr. Eckel’s, Russell’s, Mr. Mungovan’s or Mr. Martin’s employment by the Company terminates during Q4 2019 by reason of retirement, total and permanent disability, or death, the terminated person will receive a pro-rated bonus. If Mr. Eckel’s, Mr. Russell’s, Mr. Mungovan’s or Mr. Martin’s employment by the Company is terminated by the Company without cause, the Compensation Committee may, in its discretion, award the terminated person a pro-rata bonus. In the event that Mr. Eckel’s, Mr. Russell’s, Mr. Mungovan’s or Mr. Martin’s employment terminates for any other reason, including resignation and discharge for cause prior to the bonus payout date, all rights to a bonus will be forfeited. All payouts from this bonus plan are subject to final approval by the Compensation Committee, which shall have the authority to reduce, but not increase, any amounts payable under the Plan.

The adoption and maintenance of the Q4 2019 Executive Bonus Plan shall not be deemed a contract of employment. Nothing herein contained shall be deemed to give Mr. Eckel, Mr. Russell, Mr. Mungovan or Mr. Martin the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge Mr. Eckel, Mr. Russell, Mr. Mungovan or Mr. Martin at any time, nor shall it interfere with Mr. Eckel, Mr. Russell, Mr. Mungovan or Mr. Martin’s right to terminate their employment at any time.

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